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                            September 9, 2021

       David McKay
       President and Chief Executive Officer
       Royal Bank of Canada
       200 Bay Street
       Royal Bank Plaza
       Toronto, Ontario
       Canada M5J 2J5

                                                        Re: Royal Bank of
Canada
                                                            Registration
Statement on Form F-3
                                                            Filed August 31,
2021
                                                            File No. 333-259205

       Dear Mr. McKay:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance